Exhibit 15.2

Hill House 1 Little New Street London EC4A 3TR United Kingdom Tel: +44 (0) 20 7936 3000 Fax: +44 (0) 20 7583 1198

24 March 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sir/Madam

We have read the statements made pursuant to Item 16F (a) of Form 20-F in the paragraphs entitled “Changes in Registrant’s Certifying Accountant” on page 409, “Auditors” on page 98, and “Transition of auditors” on page 59 of The Royal Bank of Scotland Group plc’s Annual Report on Form 20-F dated 24 March 2016, and we agree with the statements made therein.

Yours faithfully

/s/ Deloitte LLP

Deloitte LLP

Deloitte LLP is a limited liability partnership registered in England and Wales with registered number OC303675 and its registered office at 2 New Street Square, London EC4A 3BZ, United Kingdom.

Deloitte LLP is the United Kingdom member firm of Deloitte Touche Tohmatsu Limited (“DTTL”), a UK private company limited by guarantee, whose member firms are legally separate and independent entities. Please see www.deloitte.co.uk/about for a detailed description of the legal structure of DTTL and its member firms.